Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this“Agreement”), is entered into as of the 8th day of January, 2020, by and between Nutraceutical International Corporation, a Delaware corporation (the “Company”) and Monty Sharma (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to accept such employment, in each case, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

Section 1, Agreement to Employ; No Conflicts.

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company. Executive represents that (A) he is entering into this Agreement voluntarily and (B) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer. Notwithstanding anything to the contrary set forth herein or otherwise, this Agreement shall not take effect until January 14, 2020 (the “Effective Date”).

Section 2. Term; Position and Responsibilities

(a)    Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive pursuant to this Agreement during the period commencing on the Effective Date and ending on the fifth (5th) anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, upon at least sixty (60) days prior to the expiration of the Initial Term or such Additional Term, the Company shall have notified the Executive in writing that such extension shall take effect. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b)    Position and Responsibilities. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and such other subsidiaries or affiliates of the Company as may be specified by the Board of Directors of the Company (the “Board”), and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s title and position as the Board specifies from time to time. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of his duties and responsibilities hereunder, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability and time spent performing services for any charitable, religious or community organizations, so long as such services do not interfere with the performance of Executive’s duties hereunder. Executive may serve on the board of directors of up to one non-profit organization and, subject to the consent of HGGC,

LLC or any of its affiliated investment funds (which consent shall not be unreasonably withheld), up to two for-profit organizations, in each case, so long as such activities do not interfere with the performance of Executive’s duties hereunder.

Section 3. Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $700,000, payable in installments on the Company’s regular payroll dates (but no less frequently than monthly). The Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time based upon the performance of Executive, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board shall consider relevant. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

Section 4. Incentive Compensation

(a)    Incentive Bonus. Subject to Section 7, Executive shall have an annual cash incentive bonus opportunity for each of the Company’s fiscal years during the Employment Period beginning with the 2020 fiscal year, of 100% of Executive’s Base Salary (the “Incentive Bonus”}, which shall be payable if the Company achieves 100% of the performance objectives established from time to time by the Board for the applicable fiscal year (the “Bonus Targets”}; provided, that, if the actual performance of the Company for such fiscal year exceeds or is less than 100% of the Bonus Targets, the Incentive Bonus shall be adjusted positively (up to at least 150% of Executive’s Base Salary) or negatively, respectively, as determined by the Board in good faith, subject to (A) a maximum Incentive Bonus, and (B) a minimum percentage Bonus Target that the Company must achieve before the payment of any Incentive Bonus, in each case, as determined by the Board in its sole discretion when establishing the Bonus Targets or thereafter. Notwithstanding anything to the contrary contained in this Agreement, except as set forth otherwise in Sections 7(f)(i) and 7(f)(ii), Executive shall be entitled to receive an Incentive Bonus for any given fiscal year pursuant to this Section 4 only if Executive is employed on the first day of the fiscal year next following the fiscal year for which the Incentive Bonus is payable and any such Incentive Bonus shall be paid in such subsequent fiscal year on the earlier of the tenth day following the completion of the audit for the fiscal year for which the Incentive Bonus is payable and the last business day of that subsequent fiscal year.

(b)    Incentive Equity Award. On or following the Effective Date, the Executive shall, in addition to the Base Salary and the Incentive Bonus, receive a grant of equity-based compensation in the form of incentive units (the “Equity Award”}, intended to qualify as “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-2 C.B. 191 (the “Incentive Units”}.

Section 5. Employee Benefits

During the Employment Period, Executive shall be entitled to participate in any profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by the Company for its senior executives, subject to the terms and conditions of each such plan or program, as the same may be amended from time to time.

Section 6. Perquisites and Expenses

(a)    General. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with Executive’s position and duties with the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time. Notwithstanding any provision of the below-defined Expense Policy to the contrary, a reimbursement of any expense as provided in this Section 6 shall be made not later than December 31 of the calendar year after the calendar year in which the Executive incurs such expense; the amount of any such reimbursed expense or any in-kind benefit provided in this Section 6 in one calendar year shall not affect the amount of expenses eligible for reimbursement or any in-kind benefit provided in any other calendar year under this Section 6; and the right under this Section 6 to reimbursement or any in-kind benefit is not subject to liquidation or exchange for another benefit.

(b)    Business Travel, Lodging, Expenses, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time (the “Expense Policy’ ), but regardless of the Expense Policy in effect from time to time, Executive will be permitted to fly business class for domestic travel, upgradable to first class for international travel. The Company recognizes that Executive will need to spend substantial business time at the Company’s locations in Park City/Ogden/Salt Lake City, Utah while he maintains his home in Denver, Colorado. Accordingly, the Company will pay, or reimburse Executive, for all costs reasonably incurred in connection with his commuting and other business travel; provided, that Executive submits evidence, satisfactory to the Company, of such cost in accordance with the Expense Policy.

(c)    During the Employment Period, company will lease and operate an aircraft (the “Aircraft’) currently operated under 707EL from Silver Dollar Partners, LLC for Company’s Business needs and Executive’s business travel needs including travel from and to Denver. In addition, Executive can use the Aircraft for up to 50 hours for his personal flying time, provided Executive submits evidence satisfactory to the Company, of the number of hours in use and purpose of the use.

(d)    Vacation; Sick Leave. During the Employment Period, Executive shall be entitled to five (5) weeks paid vacation on an annualized basis, with carryover accumulation for up to five (5) business days, which shall accrue in equal installments on a monthly basis. During the Employment Period, Executive shall be entitled to sick leave in accordance with the Company’s sick leave policy in effect from lime to time.

(e)    Life Insurance. During the Employment Period, the Company shall reimburse Executive for up to $10,000 annually of the premiums payable on term life insurance coverage maintained by Executive on his life.

Section 7. Termination of Employment

(a)    Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). For purposes of this Agreement, Disability ‘ shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period. The determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

(b)    Termination by the Company for Cause. Executive’s employment may be terminated for Cause (as defined below) by the Company at any time. “Cause” shall mean (a) (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness), (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates, (iii) Executive’s violation of any material Company policy, (iv) Executive’s breach of his fiduciary duty to the Company or any of its Affiliates, (v) Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor, or other similar crime involving moral turpitude and which indictment, conviction or plea is reasonably expected to result in injury to the business or reputation of the Company or any of its Affiliates or (vi) the breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with the Company or any of its Affiliates.

(c)    Termination by Company Without Cause. Executive’s employment hereunder may be terminated by the Company other than for Cause upon 30 days prior written notice. A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to death or Disability as described in Section 7(a) or for Cause as described in Section 7(b).

(d)    Termination by Executive. Executive may terminate his employment for any reason upon 30 days prior written notice delivered to the Company. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 10 days following the occurrence, without Executive’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s notice of termination within 10 days of receipt of such notice: (i) the assignment to Executive of duties that result in a substantial diminution of Executive’s authority or responsibilities under this Agreement, (ii) the failure of the Company to obtain the assumption of this Agreement by any Successor to the Company as contemplated by Section 10, (iii) a reduction in the rate of Executive’s Base Salary or (iv) any requirement that Executive relocate to a location more than 30 miles outside of Denver, Colorado.

(e)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive pursuant to Section 7 shall be communicated by a written Notice of Termination (as defined below) addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected.

(f)    Payments Upon Certain Terminations; Non-Renewal; Injunction.

(i)    In the event of a termination of Executive’s employment by the Company Without Cause or a termination by Executive of his employment for Good Reason (in either such case during the Employment Period), or a non-renewal of this Agreement by the Company, or Executive being permanently enjoined from fulfilling his duties hereunder by a court of competent jurisdiction due to a breach of any applicable restrictive covenant (all of which restrictive covenant agreements have previously been provided in writing to the Company) (other than those restrictive covenants set forth in Section 8 of this Agreement) (any such termination, non-renewal or enjoinment, a “Qualifying Termination”}, the Company shall pay to

Executive (or, following his death, to Executive’s beneficiaries) his Base Salary through the Date of Termination on the Company’s next regular payroll date after the Date of Termination and, as liquidated damages in respect of claims based on provisions of this Agreement and provided that, within 60 days following the Date of Termination, Executive and the Company execute and deliver, and Executive does not revoke, a general mutual release of all claims in the form attached hereto as Exhibit A, the following amount:

(A)    the sum of (x) 100% of Executive’s Base Salary, at the highest rate in effect hereunder during the 90-day period prior to the Date of Termination and (y) the greater of (i)    the Incentive Bonus paid or payable to Executive for the fiscal year of the Company immediately prior to the fiscal year in which Executive’s employment is terminated and (ii)    the target Incentive Bonus for the fiscal year that includes the Date of Termination (as defined below), that shall be paid in substantially equal installments for a period of 12 months (the “Severance Period”} on Company’s regular payroll dates beginning with the first payroll date coincident with or immediately following the sixtieth (60th) day after the Date of Termination, plus

(B)    if the Date of Termination occurs after September 30 of the calendar year that includes the Date of Termination and if, as of the Date of Termination, the Company and, if applicable, Executive have achieved for the applicable fiscal year in which the Date of Termination occurs a level of performance at least equal to the product of (A) the Bonus Targets for such fiscal year, and (B) the fraction described in clause (2) of this (i)(B), an amount, payable in one lump sum no later than the end of the fiscal year that includes the Dale of Termination, equal to the product of (x) the Incentive Bonus, multiplied by (y) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365; less

(C)    the amount, if any, paid or payable to Executive under the terms of any severance agreement, severance plan, severance policy, severance program or severance practice of Company or any of its Affiliates applicable to Executive, as in effect on the Date of Termination (a “Severance Program”). The payments set forth in paragraph (A), (B) and (C) above are not considered part of a Severance Program.

If Executive’s employment shall terminate and he is entitled to receive severance payments under clause (A) of this Section 7(f)(i), the Company shall continue to provide to Executive during the Severance Period the medical and dental benefits referred to in Section 5 to the extent permitted by law and the plans governing such benefits (the “Continued Benefits”)-, provided, that the Company shall cease providing Continued Benefits to Executive as of the date that Executive commences participation in the employee benefit plans of a subsequent employer. Upon termination of Executive’s Continued Benefits on the 24 month anniversary of the Date of Termination, Executive shall be entitled to continue receiving benefits under the Company’s medical plans (if he is still a participant in such plans as of such anniversary) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, but only as long as such continuation of benefits does not result in any cost to the Company. To the knowledge of Executive, the employment of Executive hereunder does not and will not violate any noncompetition or other restrictive covenant by which Executive is bound as of the date of this Agreement or as of the commencement of employment hereunder.

(ii)    If Executive’s employment shall terminate due to his death or Disability or if the Company shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, the Company shall pay to Executive (or, in the event of his death, his beneficiaries), (A) his Base Salary through the Date of Termination on the Company’s next regular payroll date after the Date of Termination, plus, if Executive’s employment shall terminate due to his death or Disability (B) if, as of the Date of Termination, the Company and, if applicable, Executive have achieved for the applicable fiscal year in which occurs the Date of Termination a level of performance at least equal to the product of (x) the Bonus Targets for such fiscal year, and (y) the fraction described in clause (2) of this Section 7(f)(ii), an amount, payable in one lump sum no later than the end of the fiscal year that includes the Date of Termination, equal to the product of (1) the Incentive Bonus, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365.

(iii)    Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant during his employment with Company in accordance with the terms thereof, provided that (A) Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice), and (B) the amount, if any, paid or payable to Executive under the terms of any such plan, policy, program or practice relating to severance shall reduce the amounts payable under Section 7(f)(i) as provided in clause (C) thereof.

(iv)    Limitation on Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would, individually or in the aggregate, constitute a “parachute paymen f within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code. If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentence would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of Section 280G(b)(5) of the Code were satisfied, the Company shall use its reasonable best efforts to cause the Payments to be submitted for such approval prior to the event giving rise to the Payments; provided that, prior to such submission for approval, Executive agrees to irrevocably waive his entitlement to any payments or benefits that would be subject to the excise tax under Section 4999 of the Code unless such shareholder approval is obtained.

(g)    Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Company for Cause, the later of the date on which Notice of Termination is given as contemplated by Section 7(e) and the date of termination specified in such notice, (iii) if Executive’s employment is terminated by the Company Without Cause or due to Executive’s Disability, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e): provided, that if Executive shall have returned to the performance of his duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect or, if no such notice is given, 30 days after the date of termination of employment, (iv) if Executive’s employment is terminated by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given, as contemplated by Section 7(e), or if no such notice is given, the date of termination of employment or (y) if the Company elects not to renew this Agreement, the last day of the Initial Term or then current Additional Term, as applicable.

(h)    Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its

Affiliates.

(i)    Private Aircraft. If the Executive’s employment is terminated for any reason whatsoever (including Executive’s decision to resign) or this Agreement is not renewed, the Company will continue to pay for operating costs of the Aircraft (non-flying operating costs) for six months while Executive seeks a buyer for the Aircraft: provided, that if the Aircraft is sold in less than six months, the Company shall cease paying such operating costs as of the date the Aircraft is sold.

(j)    Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of his responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company.

Section 8. Restrictive Covenants

(a)    Unauthorized Disclosure. From the Effective DAte, and during any period of employment with the Company and any of its Affiliates and the five-year period following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of their Affiliates or to management of the Company or any of their Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (A) relating to the Company or any of its Affiliates or (B) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, “Confidential Information ”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 8(a)).

(b)    Non-Competition and N on-Disparagement. During the period commencing on the Effective Date and ending on the first anniversary of the termination of Executive’s employment with the Company for any reason (the “Restriction Period”), Executive will not (A) directly or indirectly, alone or in conjunction with any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (collectively, an “Entity””), own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business or (B) directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, HGGC, LLC, any Affiliate of either of these, or any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company, HGGC, LLC, Maze Consulting LLC or Snapdragon Capital Partners LLC, or any Affiliate of either of these, the reputation of Company products or the marketing of Company products, in each case except to the extent required by law, and then only after consultation with the Company and HGGC, LLC to the extent possible.

During the Restriction Period, the Company, HGGC, LLC, Maze Consulting, LLC, and Snapdragon Capital Partners LLC shall refrain from, directly or indirectly, engaging in any conduct or making any statement, whether in commercial or non-commercial speech, disparaging or criticizing Executive in any way. The ownership of less than 5% of the outstanding voting shares of any publicly held company which otherwise would be prohibited under this paragraph shall not constitute a violation of this paragraph.

(c)    Non-Solicitation of Service Providers. During the Restriction Period, the Executive shall not, directly or indirectly, (a) solicit, induce or attempt to induce any person who is an employee or consultant of the Company or any of its current or future subsidiaries to terminate or reduce his or her services to the Company or any of such subsidiaries, or in any way interfere with the relationship between the Company or any of such subsidiaries and any employee or consultant thereof, (b) hire any employee, consultant or contractor of the Company or any of its subsidiaries, or (c) hire any former employee, consultant or contractor of the Company or any of its subsidiaries within six (6) months after such person ceased to be an employee, consultant or contractor, as applicable, of the Company or any of such subsidiaries.

(d)    Non-Interference with Business Relations. During the Restriction Period, the Executive shall not, directly or indirectly, induce or attempt to induce any customer, licensor, vendor or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, licensor, vendor or other business relation of the Company or any of its affiliates (including, without limitation, making any negative statements or communications about the Company or any of its affiliates or any of their respective directors, officers, managers, employees or equity holders). As used herein, and as used in Section 8 the term “indirectly” will include, without limitation, the authorized use of the Executive’s name by another person or entity to induce or interfere with any employee or business relationship of the Company or any of its affiliates.

(e)    Cooperation. Executive will cooperate with all reasonable requests by the Company (or any Affiliate of the Company) for assistance in connection with any investigations or legal proceedings involving the Company (or any Affiliate of the Company), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed.

(f)    Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (i) the property of the Company and its Affiliates, and (ii) the documents and data of any nature and in whatever medium of each the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g)    Confidentiality of this Agreement; Government Agency Exception. Executive will keep confidential and will not release or divulge, either orally or in writing to any person, except as may be required by law or regulation or by order of any court, this Agreement or any provision hereof or any information with respect thereto; provided, that nothing contained herein will prohibit Executive from disclosing the terms of this Agreement to his attorneys, accountants, financial advisors or members of his immediate family. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. In addition, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that arc expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Section 9. Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Forfeiture

(a)    Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company and its Affiliates shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b)    Executive acknowledges and agrees that Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(c)    Executive agrees that in the event Executive breaches any provision of Section 8 in any material respect following the Date of Termination, Executive shall, upon the determination of a court of competent jurisdiction that Executive has materially breached any such provision, (i) not be entitled to receive, if not already paid, the payments and benefits described in Section 7(f)(i), and (ii) return to the Company any and all payments previously made by the Company pursuant to Section 7(f)(i) within 15 days after such determination.

(d)    Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 8, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

(e)    If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently nan-ow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

(f)    If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained in Section 8, Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

Section 10. Assumption of Agreement

The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in all material respects the same manner and in all material respects to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment with the Company for Good Reason as described in Section 7(d), subject to the Company’s right to notice and cure provided for in Section 7(d); provided, that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

Section 11. Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are superseded hereby.

Section 12. Indemnification

The Company hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all reasonable costs and expenses incurred in defense of litigation (including reasonable attorneys’ fees), arising out of the hiring and employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive or a breach of any of Executive’s agreements, covenants or warranties hereunder. Costs and expenses incurred by Executive in defense of such litigation (including reasonable attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception. The Company and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive’s counsel shall be selected with the consent of the Company, which shall not be unreasonably withheld. The Company consents to Kris Kostolansky or Kevin Kelly of Lewis Roca Rothgerber Christie LLP serving as Executive’s counsel.

Section 13. Miscellaneous

(a)    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 13(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means); provided, that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 10.

(b)    Governing Law; Waiver of Jury Trial. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Utah without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any light such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(b). In any action brought to enforce this Agreement, the prevailing party shall be entitled to recover their costs and reasonable attorneys’ fees.

(c)    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d)    Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations the Company, is approved by the Board or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f)    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be to be in writing, (ii) delivered personally, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows

(or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at:

Nutraceutical International Corporation

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention: Kurt Krieger, General Counsel

Email: KAK@hggc.com

with a copy to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Marc Browning, P.C.; Rodin M. Hai-Jew

Email: marc.browning@kirkland.com; rodin.hai-jew@kirkland.com

(B)	If to Executive, to him at his residential address as currently on file with the Company. Copies of any notices or other communications given to Executive under this Agreement shall also be given to:

Monty Sharma

48 Golden Eagle Lane

Littleton, CO 80127

Email: sharmancp@gmail.com

with a copy to:

Lewis Roca Rothgerber Christie LLP

1200 Seventeenth Street, Suite 3000

Denver, CO 80202

Attention: Kris J. Kostolansky

Email: kkosto@lrrc.com

(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or portable document format copy of this Agreement as a fully binding original.

(h)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(i)    Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

(j)    Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code, as amended (^Section 409A”) (including under Treasury Regulation §§ 1.409A-l(b)(4) {“short-term deferrals”} and (b)(9) ^separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation§§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are ‘deferred compensation ‘ subject to Section 409A, references in the Agreement to ‘termination of employment (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the day and year first above written.

Nutraceutical International Corporation:

By:	/s/ Steven Leistner
Name: Steven Leistner Title: Partner

Executive:

Monty Sharma

EXHIBIT A

GENERAL MUTUAL RELEASE AGREEMENT

A.    Executive’s Release of Claims.

(a)    Except for any claims which relate to Section 12 of the Employment Agreement, in consideration for the payments and benefits described in Section 7 of the Employment Agreement, Executive, on his own behalf and on behalf of each of his agents, assignees, attorneys, successors, representatives, assigns, heirs, executors and administrators (collectively, the “Executive Releasors”), hereby irrevocably and unconditionally release, settle, cancel, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of the Company’s respective successors or assigns and their respective affiliates, and each of their respective past or present stockholders, partners, members, directors, managers, managing members, officers, employees, agents, attorneys, insurers, fiduciaries and other representatives, in their individual and/or representative capacities (collectively, the “Company Releasees”) for, any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, in law or equity, whether known or unknown (collectively, the “Claims”) up to and including the date of this General Mutual Release Agreement (this “Release”). This Release specifically includes Claims regarding all events up to and including the date of the Release with respect to Executive’s employment with the Company or its affiliates, his separation from employment, any and all personal injuries and consequences thereof.

(b)    Notwithstanding the generality of clause A (a) above, the released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and otherwise, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 and otherwise, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, as amended, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, and any and all other federal, state or local laws, statutes, rules or regulations pertaining to employment or otherwise; (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or other tortious conduct; and (iii) any claims for other forms of compensation, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorneys’ fees, costs, expenses and all claims for any other type of damage or relief.

B.    Covenant Not to Sue; Certain Proceedings as to Executive.

The Executive Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Company Releasees for any matter or circumstance concerning which Executive Releasors have released the Company Releasees under this Release. Notwithstanding the foregoing, nothing in this Release limits Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency” and together, the

“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

C.    Company’s Release of Claims.

Except for any claims relating to Enforcement of the restrictive covenants set forth in Section 8 of the Executive’s Employment Agreement, the Company, on its own behalf and on behalf of its respective successors and assigns (collectively, the “Company Releasors’”), hereby irrevocably and unconditionally releases, settles, cancels and discharges and acknowledges to be fully satisfied, and covenants not to sue the Executive for any and all claims up to and including the date of this Release.

D.    Covenant Not to Sue; Certain Proceedings as to Company.

The Company Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against the Executive for any matter or circumstances concerning which the Company Releasors have released the Executive under this Agreement (the ‘Company Released Claims’’’). Further, the Company Releasors agree not to encourage any other person or suggest any other person that he, she or it institute any legal action against Executive with respect to the Company Released Claims. The Company Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding the Company Releasors may bring in violation of this Release Agreement. Notwithstanding anything to the contrary contained in clause C above or this clause D or anywhere else in this Agreement, the Company Releasors do not release the Executive from any and all claims related to fraudulent or criminal activity, which adversely affect the Company.

E.    Older Worker Benefit Protection Act Requirements.

Executive hereby acknowledges that he has been informed in writing of this document, that he has at least twenty-one (21) days in which to consider whether he will sign this Release.

He also acknowledges that, at the time he was given this Release, he was informed that he should consult with an attorney before signing this Release. Executive acknowledges that he has been informed that he may revoke Executive’s acceptance of this Release and waiver of claims by delivering a letter of revocation to the Company within seven days of the date he has signed this Release. He understands that this Release will not become effective until the eighth day following Executive’s signing of this Release. He understands and intends that in the event that he does not revoke his acceptance of this Release, within the seven-day period described in this paragraph, this Release and the release contained herein, will be legally binding and enforceable on Executive, his heirs, administrators, and assigns. Executive further acknowledges that he will receive the payments set forth in Section 7(f) of his Employment Agreement only upon expiration of the seven (7) day time period described above.

Nutraceutical International Corporation:

By:	/s/ Steven Leisner
Name: Steven Leistner
Title: Partner

Executive:

/s/ Monty Sharma
Monty Sharma